EXHIBIT 99.M3

                          NATIONS LIFEGOAL FUNDS, INC.
                          INVESTOR B DISTRIBUTION PLAN


         This Investor B Distribution Plan (the "Plan") has been adopted by the Board of Directors of Nations LifeGoal Funds, Inc. (the "Company") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

         Section 1. Payments for Distribution-Related Services. The Company may compensate or reimburse its Distributor for any activities or expenses primarily intended to result in the sale of Investor B Shares of the LifeGoal Portfolios (each a "Fund"), as listed on Exhibit A. Payments by the Company under this Section of this Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Company's Board of Directors, provided that no rate set by the Board for any Fund may exceed, on an annual basis, 0.75% of the average daily net asset value of a Fund's Investor B Shares.

         Section 2. Expenses Covered by Plan. The fees payable under Section 1 of this Plan shall be used primarily to compensate or reimburse the Distributor for distribution services provided by it, and related expenses incurred, including payments by the Distributor to compensate or reimburse banks, broker/dealers or other financial institutions that have entered into Sales Support Agreements with the Distributor ("Selling Agents"), for sales support services provided, and related expenses incurred, by such Selling Agents. Payments under Section 1 of this Plan may be made with respect to: preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Distributor or, as applicable, Selling Agents, attributable to distribution or sales support activities, respectively; commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; opportunity costs relating to the foregoing (which may be calculated as a carrying charge on the Distributor's or Selling Agents' unreimbursed expenses incurred in connection with distribution or sales support activities, respectively); and any other costs and expenses relating to distribution or sales support activities. The overhead and other office expenses referenced in this Section 2 may include, without limitation, (i) the expenses of operating the Distributor's or Selling Agents' offices in connection with the sale of Fund shares, including lease costs, the salaries and employee benefit costs of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies, (ii) the costs of client sales seminars and travel related to distribution and sales support activities, and (iii) other expenses relating to distribution and sales support activities.

         Section 3. Distribution and Sales Support Agreements. Any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, a written agreement with the Distributor in a form duly approved from time to time by the Company's Board of Directors. Such agreement shall authorize the Distributor to enter into written Sales

Support Agreements, in substantially the form attached hereto as Exhibit B ("Agreements"), with Selling Agents.

         Section 4. Limitations on Payments. Payment made by a particular Fund under Section 1 must be for distribution or sales support services rendered for or on behalf of such Fund. However, joint distribution or sales support financing with respect to the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

         Except for the payments specified in Section 1, no additional payments are to be made by the Company on behalf of the Funds with respect to the Shares under this Plan, provided that the Funds shall not be precluded from making the payments such Fund is otherwise obligated to make (i) to NationsBanc Advisors, Inc. ("NBAI") and/or TradeStreet Investment Associates, Inc. ("TradeStreet") pursuant to the Investment Advisory Agreement and the Sub-Investment Advisory Agreement, (ii) to The Bank of New York ("BONY") pursuant to the Custody Agreement, (iii) to First Data Investor Services Group, Inc. ("First Data"), pursuant to the Transfer Agency and Registrar Agreement, (iv) to Stephens Inc. ("Stephens"), pursuant to the Administration Agreement, (v) to First Data pursuant to the Co-Administration Agreement, (vi) to Servicing Agents pursuant to Shareholder Servicing Agreements and (vii) for the expenses otherwise incurred by a Fund and the Company on behalf of the Shares in the normal conduct of such Fund's business pursuant to the Investment Advisory Agreement (and/or Sub-Investment Advisory Agreement), the Custody Agreement, the Transfer Agency and Registrar Agreement, the Administration Agreement, the Co-Administration Agreement and the Shareholder Servicing Agreements. However, to the extent any payments by the Company on behalf of a Fund to NBAI, TradeStreet, BONY, First Data, Stephens or Servicing Agents; by NBAI, TradeStreet, BONY, First Data, Stephens or Servicing Agents or any affiliate thereof, to any party, pursuant to any agreement; or, generally, by the Company on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be approved pursuant to this Plan as set forth herein without regard to Section 1.

         With respect to Investor B Shares, actual distribution expenses incurred by the Distributor (or sales support expenses incurred by Selling Agents) in a given year may exceed the sum of the fees received by the Distributor pursuant to this Plan and payments received by the Distributor pursuant to contingent deferred sales charges. Any such excess may be recovered by the Distributor, and retained by it or paid over to Selling Agents, as applicable, in future years as long as this Plan is in effect. If this Plan is terminated or not continued, the Company shall not be obligated to pay the Distributor (or Selling Agents) for any expenses not previously reimbursed by the Company or recovered through contingent deferred sales charges.

         Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

         Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Company's Officers and Board of Directors, and the Directors shall review at least quarterly, a written report of the amounts expended by it pursuant to the Distribution Agreement, or by Selling Agents pursuant to Sales Support Agreements, and the purposes for which such expenditures were made.

         Section 6. Approval of Plan. This Plan will become effective immediately, as to any Fund's Investor B Shares, upon its approval by (a) a majority of the outstanding Investor B Shares of such Fund, and (b) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

         Section 7. Continuance of Plan. This Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Company's Board of Directors in the manner described in Section 6.

         Section 8. Amendments. This Plan may be amended at any time by the Board of Directors provided that (a) any amendment to increase materially the costs which a Fund's Investor B Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Investor B Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in
Section 6 hereof.

         Section 9. Termination. This Plan is terminable, as to a Fund's Investor B Shares, without penalty at any time by (a) a vote of a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of a majority of the outstanding Investor B Shares of such Fund.

         Section 10. Selection/Nomination of Directors. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Company shall be committed to the discretion of such non-interested Directors.

         Section 12. Records. The Company will preserve copies of this Plan, and any Agreements and written reports regarding this Plan presented to the Board of Directors for a period of not less than six years.

         Section 13. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                                                                       EXHIBIT A

                          NATIONS LIFEGOAL FUNDS, INC.

         The term "Fund" used in the Plan shall refer to the following Funds of the Company:

               Nations LifeGoal Growth Portfolio
               Nations LifeGoal Balanced Growth Portfolio
               Nations LifeGoal Income and Growth Portfolio


Dated:        October 2, 1996
Amended: